UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2009

Senomyx, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)		92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On August 3, 2009 we announced that we entered into a Collaborative Research, Development, Commercialization and License Agreement with Firmenich SA for novel flavor ingredients intended to provide a sweet enhancement taste effect of sucrose, fructose or various forms of rebaudioside, the Target Sweeteners, in select product categories on a worldwide basis. The agreement provides Firmenich with exclusive rights on the development and commercialization of existing and newly discovered flavor ingredients for all forms of foods and beverages for human consumption, excluding gum, sugar confections and chocolate confections and non-alcoholic beverages. The agreement also provides Firmenich with co-exclusive rights with respect to non-alcoholic dry powdered beverages. In addition, we have granted Firmenich certain rights to negotiate with us for access to other product categories under specified conditions.

Under the terms of the agreement, Firmenich has agreed to pay us a license fee comprised of $20 million, of which (i) $10 million is payable within 20 days following the date of the agreement and (ii) an additional $10 million is payable within 30 days following regulatory approval of the first flavor ingredient that Firmenich selects for development and determines to be commercially viable. In the event that Firmenich does not select S6973, our lead sucrose enhancing flavor ingredient, for development or if Firmenich determines that S6973 is not commercially viable, then we have retained the right to license S6973 to any other third party in the licensed product categories without restrictions. Firmenich has also agreed to fund our ongoing research under the agreement for a minimum of two years, with three consecutive options of one year each that could further extend the collaborative research funding period at consecutively higher funding rates.

Initially, the research collaboration will focus on synthetic flavor ingredients, but Firmenich has retained an option, exercisable for a limited period of time, to extend the research collaboration and commercial licenses to the field of natural flavor ingredients that provide a sweet enhancement taste effect for any of the Target Sweeteners for use in the product categories then subject to the agreement. In that instance, the ongoing collaborative research funding level would be increased unless the parties mutually agree to discontinue the research program for synthetic flavor ingredients.

We are also eligible to receive milestone payments upon achievement of other specified goals and we will receive royalty payments based on any sales of products containing flavor ingredients that are licensed under the agreement. In addition, the royalty obligation includes predetermined minimum royalties applicable to synthetic flavor ingredients, and in the case of the commercialization of natural flavor ingredients the parties have agreed to a method by which minimum royalties applicable to those ingredients would be determined based on the market potential for a given flavor ingredient.

The combined total of the upfront license fee, research funding and milestone payments applicable to the synthetic flavor ingredient program could exceed $34.5 million if all milestones are achieved and all extension options are exercised. We could also receive additional research funding and milestone payments applicable to the natural flavor ingredient program if Firmenich elects to expand the research collaboration to include natural flavor ingredients. Firmenich has also agreed to reimburse us for certain costs we incur related to the research collaboration that are in addition to these amounts.

If Firmenich selects a flavor ingredient that enhances one of the Target Sweeteners for development under the Agreement, then we have also agreed to limited restrictions on our ability to develop potentially competing flavor ingredients that enhance the same Target Sweetener for use in the same product categories licensed to Firmenich. These limited restrictions would apply both during the term of the Agreement and after the conclusion of the collaborative research period.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

99.1         Press release of Senomyx, Inc. dated August 3, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/S/ DAVID B. BERGER

David B. Berger Vice President, General Counsel and Corporate Secretary

Date:  August 3, 2009

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated August 3, 2009.